EXHIBIT 10.16
IMATION CORP. 2000 STOCK INCENTIVE PLAN,
AS AMENDED FEBRUARY 6, 2003
STOCK OPTION AGREEMENT
      This STOCK OPTION AGREEMENT (the “Agreement”) effective as of May 13, 2004 is between Imation Corp., a Delaware corporation (the “Company”), and Frank P. Russomanno, an employee of the Company or one of its Affiliates (the “Participant”), pursuant to and subject to the terms and conditions of the Imation Corp. 2000 Stock Incentive Plan, as Amended February 6, 2003 (the “Plan”).
      The Company desires to provide the Participant with an opportunity to purchase shares of the Company’s common stock, par value $.01 per share (the “Common Stock”), as provided in this Agreement in order to carry out the purpose of the Plan. The purpose of this Agreement is to evidence the terms and conditions of a Non-Qualified Stock Option granted to the Participant under the Plan.
      Accordingly, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Participant hereby agree as follows:
      1. Grant of Non-qualified Stock Option. Effective May 13, 2004 (the “Effective Date”), the Company granted to the Participant the right and option to purchase all or any part of an aggregate of fifty thousand (50,000) shares of Common Stock on the terms and conditions set forth in this Agreement and in accordance with the terms of the Plan (the “Option”). The Option is not intended to be an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).
      2. Purchase Price. The purchase price of the shares of Common Stock subject to the Option shall be $40.26 per share.
      3. Term of the Option. The term of the Option (the “Option Period”) shall be for a period of seven (7) years from the Effective Date, terminating at the close of business on the seventh anniversary of the Effective Date (the “Expiration Date”) or such shorter period as provided in Sections 4 and 7 hereof.
      4. Vesting of the Option.

(a) Subject to Sections 5 and 7 hereof, the Option may be exercised at any time or from time to time, as to any part or all of the shares covered by the Option, on or after May 13, 2008 and prior to the Expiration Date, if the Company achieves a ten percent (10%) or greater compounded average annual growth in operating income for the period beginning on January 1, 2004 and ending on December 31, 2007, as compared to the December 31, 2003 full fiscal year operating income; provided, however, if it is determined after December 31, 2007 that the Company did not achieve this objective, the Option shall be deemed to have expired on December 31, 2007.

(b) The Committee shall make the determination whether the objective described in this Section 4 was achieved. Such determination shall be made as promptly as practicable after December 31, 2007, shall be based on the Company’s audited financial statements for the applicable periods, and shall be final and conclusive with respect to the achievement of the objectives. For purposes of determining whether the operating income objective has been achieved under this Agreement, the Committee shall exclude the effect of expensing options.

(c) If the Option is exercisable pursuant to the terms set forth in this Section 4, the Option shall expire on the Expiration Date if not exercised prior to that date.
      5. Limited Acceleration upon Certain Events.

(a) If prior to December 31, 2007 (i) the Company terminates the Participant’s employment with the Company and all its Affiliates without Cause, (ii) the Company terminates the Participant’s employment with the Company and all its Affiliates and such termination is within one (1) year after a Change of Control for any reason other than Cause or the Participant’s death or Disability, or (iii) the Participant terminates his employment with the Company and all its Affiliates for Company Breach (any of the termination events described in these Sections 5(a)(i), (ii) and (iii) being referred to herein as an “Acceleration Termination Event”), then a portion of the

Option shall immediately vest and become exercisable (subject to the time periods for exercise set forth in other provisions of this Agreement), if (and only if) the Company had achieved the required level of growth in operating income for the applicable period ending on the December 31 immediately prior to the date of such Acceleration Termination Event, in accordance with Section 4. Such Option shall accelerate (if at all) only in an amount equal to the number of shares of Common Stock determined by multiplying fifty thousand (50,000) shares by the ratio of (i) the portion of the applicable measurement period set forth in Section 4 (expressed in full fiscal years) through the December 31 immediately prior to the date of such Acceleration Termination Event, divided by (ii) four (4).

(b) If an Acceleration Termination Event occurs on or after January 1, 2008 and on or before December 31, 2010, then no portion of any forfeited Option described in Section 4 above that did not vest in accordance with Section 4 in accordance with its terms shall be reinstated or accelerated.

(c) Except as specifically provided in Section 5(a) hereof, there shall not be any acceleration of vesting of the Option or any portion thereof. Without limiting the foregoing, a voluntary resignation or retirement by the Participant shall not be an Acceleration Termination Event.

(d) For the avoidance of doubt, the following is an example of the limited acceleration described in this Section 5:

If an Acceleration Termination Event occurred during July 2006, then the Option described in Section 4 would accelerate as to 25,000 shares, if (but only if) the Company had achieved a ten percent (10%) or greater compounded average annual growth in operating income for the two year period ended December 31, 2005, as compared to the December 31, 2003 full fiscal year operating income. (Note that this growth might be achieved even if the Company’s operating income grew at a rate less than ten percent (10%) in either such year, so long as the combined compounded growth in operating income for such two year period was at least ten percent (10%)). The 25,000 shares that would accelerate under this example would be determined by multiplying 50,000 shares by the ratio of 2 (the number of full fiscal years elapsed under Section 4), divided by 4 (the total number of full fiscal years as set forth in Section 4). The remaining 25,000 shares of the Option (50,000 shares minus 25,000 shares) would be forfeited upon the Participant’s termination. Exercise of such vested 25,000 share Option would be subject to the exercise provisions of this Agreement.
      6. Transferability. The Option may not be assigned, transferred (other than by will or the laws of descent and distribution), pledged, hypothecated (whether by operation of law or otherwise) or otherwise conveyed or encumbered, and shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Option contrary to the provisions of the Plan or this Agreement, or the levy of any execution, attachment or similar process upon the Option, shall be void and unenforceable against the Company and shall constitute an immediate cancellation of the Option.
      7. Effect of Termination of Employment.

(a) In the event the Participant shall cease to be employed by the Company or an Affiliate for any reason other than termination for Cause, Retirement, death or Disability, the Participant may exercise the Option to the extent of (but only to the extent of) the number of vested shares the Participant was entitled to purchase under the Option on the date of such termination of employment (including the shares, if any, that vested pursuant to Section 5 hereof if an Acceleration Termination Event has occurred), and the exercise of the Option to that limited extent may be effected at any time within ninety (90) days after the date of such termination of employment (or within six (6) months after such termination of employment if such termination is for any reason following a Change of Control) but not thereafter; provided, however, that the Option may not be exercised after the Expiration Date.

(b) In the event the Participant shall cease to be employed by the Company or an Affiliate upon termination for Cause, the Option shall be terminated as of the date of such termination.

(c) Except as otherwise provided in Sections 7(b) and 7(d), in the event the Participant shall cease to be employed by the Company or an Affiliate because of Retirement, the Option, to the extent not previously exercised or forfeited, shall be exercisable to the extent of (but only to the extent of) the number of vested shares the Participant was entitled to purchase under the Option on the date of the Participant’s Retirement, and the exercise of the Option to that limited extent may be effected at any time within three (3) years after the date of the Participant’s Retirement but not thereafter; provided, however, that the Option may not be exercised after the Expiration Date. If a Participant who has thus retired dies within three (3) years after the date of the Participant’s Retirement and prior to the Expiration Date, the exercise of the Option to the limited extent provided for in the first sentence of this Section 7(c) may be effected by the Participant’s estate or by any Person or Persons to whom the Option has been transferred by will or the applicable laws of descent and distribution at any time within two (2) years after the date of the Participant’s death, but not after the Expiration Date.

(d) In the event the Participant dies or is deemed to suffer a Disability while employed by the Company or an Affiliate, the Option, to the extent not previously exercised or forfeited, shall be exercisable to the extent of (but only to the extent of) the number of vested shares the Participant was entitled to purchase under the Option on the date of the Participant’s death or Disability. In the event of Participant’s death, the exercise of the Option to the limited extent provided for in the first sentence of this Section 7(d) may be effected by the Participant’s estate or by any Person or Persons to whom the Option has been transferred by will or the applicable laws of descent and distribution at any time within two (2) years after the date of the Participant’s death, but not after the Expiration Date. In the event of the Participant’s Disability, the exercise of the Option to the limited extent provided for in the first sentence of this Section 7(d) may be effected by the Participant at any time within two (2) years after the date of the Participant’s Disability, but not after the Expiration Date.

      8. Anti-Dilution Adjustments. In the event that the Committee shall determine that any dividend or other distribution (whether in the form of cash, shares of Common Stock, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares or other securities of the Company, issuance of warrants or other rights to purchase shares of Common Stock or other securities of the Company or other similar corporate transaction or event affects the shares of Common Stock covered by the Option such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Agreement, then the Committee shall, in such manner as it may deem equitable, in its sole discretion, adjust any or all of the number and type of the shares covered by the Option and the exercise price of the Option.
      9. Manner of Exercise. Subject to the terms and conditions of this Agreement, the Option may be exercised by delivering written notice to the Stock Plan Administrator pursuant to procedures prescribed by the Company from time to time. Such notice shall state the election to exercise the Option and the number of shares in respect of which it is being exercised and shall be signed by the Participant or such other Person entitled to exercise the Option. Such notice shall be accompanied by payment of the full purchase price of such shares and applicable federal, state, local and foreign withholding taxes, if any. The Participant shall deliver to the Company consideration with a value equal to such purchase price and applicable withholding taxes, if any, payable in whole or in part as follows: (a) cash, check, bank draft, money order or wire transfer payable to the order of the Company, (b) shares of Common Stock owned by the Participant at the time of exercise and/or (c) in any other form of valid consideration that is acceptable to the Committee in its sole discretion. The value of any share of Common Stock delivered in payment of all or part of the purchase price or applicable withholding taxes upon the exercise of the Option shall be the last sale price of a share of Common Stock on the New York Stock Exchange on the date the Option shall be exercised or, if such date is not a day on which trading occurs generally on the New York Stock Exchange, on the immediately preceding date on which such trading occurred. In the event that the Option shall be exercised pursuant to Section 7(c) or 7(d) hereof by any Person or Persons other than the Participant, such notice shall be accompanied by appropriate proof of the right of such Person or Persons to exercise the Option. If the Participant fails to pay the full purchase price of such shares or applicable withholding taxes, then the Option, and right to purchase such shares, may be forfeited by the Participant, in the sole discretion of the Committee. The Option may be exercised in whole or in part to the extent the Option is exercisable in accordance with the terms of this Agreement, but only with respect to full shares of Common Stock. No fractional shares of Common Stock shall be issued upon exercise of the Option, but the Company will pay, in lieu thereof, the Fair Market Value of such fractional share.
      10. Issuance of Shares. Upon exercise of all or any portion of the Option, the Company will cause to be issued to the Participant the shares of Common Stock purchased. Notwithstanding anything to the contrary in this Agreement, the Company’s obligation to issue shares of Common Stock shall be subject to (i) all applicable laws, rules and regulations and such approvals by any governmental agencies as may be required, including, without limitation, the effectiveness of a registration statement under the Securities Act of 1933, as amended, and (ii) the condition that such shares shall have been duly listed on the New York Stock Exchange. The Participant shall not have any of the rights and privileges of a shareholder of the Company with respect to the shares of Common Stock subject to this Option unless and until such shares are issued to the Participant upon due exercise of the Option.
      11. Taxes. The Participant acknowledges that the Participant will consult with the Participant’s personal tax adviser regarding the income tax consequences of exercising the Option or any other matters related to this Agreement. In order to comply with all applicable federal, state, local or foreign income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal, state, local or foreign payroll, withholding, income or other taxes, which are the Participant’s sole and absolute responsibility, are withheld or collected from the Participant.
      12. Definitions. Terms not defined in this Agreement shall have the meanings given to them in the Plan, and the following terms shall have the following meanings when used in this Agreement:

(a) “Cause” means termination of Participant’s employment with the Company or an Affiliate for the following acts: (i) the Participant’s gross incompetence or substantial failure to perform his duties, (ii) misconduct by the Participant that causes or is likely to cause harm to the Company or that causes or is likely to cause harm to the Company’s reputation, as determined by the Company’s Board of Directors in its sole and absolute discretion (such misconduct may include, without limitation, insobriety at the workplace during working hours or the use of illegal drugs), (iii) failure to follow directions of the Company’s Board of Directors that are consistent with the Participant’s duties, (iv) the Participant’s conviction of, or entry of a pleading of guilty or nolo contendre to, any crime involving moral turpitude, or the entry of an order duly issued by any federal or state regulatory agency having jurisdiction in the matter permanently prohibiting the Participant from participating in the conduct of the affairs of the Company or (v) any breach of this Agreement that is not remedied within thirty (30) days after receipt of written notice from the Company specifying such breach in reasonable detail.

(b) “Change of Control” means any of the following events:

(i) the acquisition by any person, entity or “group,” within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than the Company or an Affiliate, or any employee benefit plan of the Company or an Affiliate, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty percent (30%) or more of either the then outstanding Common Stock or the combined voting power of the Company’s then outstanding voting securities in a transaction or series of transactions not approved in advance by a vote of a majority of the Continuing Directors (as hereinafter defined); or

(ii) individuals who, as of the Effective Date, constitute the Board of Directors of the Company (generally the “Directors” and as of the Effective Date the “Continuing Directors”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a Director subsequent to the Effective Date whose nomination for election was approved in advance by a vote of a majority of the Continuing Directors (other than a nomination of an individual whose initial assumption of office is in connection with an actual or threatened solicitation with respect to the election or removal of the Directors of the Company, as such terms are used in Regulation 14A under the Exchange Act) shall be deemed to be a Continuing Director; or

(iii) the approval by the shareholders of the Company of a reorganization, merger, consolidation, liquidation or dissolution of the Company or of the sale (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company other than a reorganization, merger, consolidation, liquidation, dissolution or sale approved in advance by a vote of a majority of the Continuing Directors; or

(iv) the first purchase under any tender offer or exchange offer (other than an offer by the Company or an Affiliate) pursuant to which Common Stock is purchased.

(c) “Committee” means the Compensation Committee of the Board of Directors of the Company or such other committee of Directors designated by the Board of Directors to administer the Plan.

(d) “Company Breach” means: (i) a change in the Participant’s duties or responsibilities with the Company (A) that represents a substantial reduction of the duties or responsibilities as in effect immediately prior thereto and

(B) that is reasonably likely to subject the Participant to professional embarrassment or ridicule; (ii) a change by the Board of Directors of the Company in the duties or responsibilities of other senior executive officers of the Company that has the effect of precluding the Participant from effectively performing his duties and responsibilities; (iii) a material reduction in the Participant’s base compensation that is not substantially proportionate to any reduction in the base compensation of other senior executives of the Company; or (iv) any material breach by the Company of any provision of the Severance Agreement between the Participant and the Company that is not remedied within thirty (30) days after receipt of written notice from the Participant specifying such breach in reasonable detail.

(e) “Disability” shall be as defined under the Imation Corp. Long Term Disability Income Protection Plan.

(f) “Retirement” means retirement as defined under the Imation Corp. Cash Balance Pension Plan.

(g) “Stock Plan Administrator” means the Committee or any Director, officer or agent of the Company designated by the Committee from time to time.

      13. Governing Law. The internal law, and not the law of conflicts, of the State of Delaware will govern all questions concerning the validity, construction and effect of this Agreement.
      14. Plan Provisions. This Agreement is made under and subject to the provisions of the Plan, and all of the provisions of the Plan are also provisions of this Agreement. If there is a difference or conflict between the provisions of this Agreement and the provisions of the Plan, the provisions of the Plan will govern. By accepting this Option, the Participant confirms that the Participant has received a copy of the Plan and represents that the Participant is familiar with the terms and provisions thereof, and hereby accepts this Option subject to all the terms and provisions of the Plan.
      15. No Right to Continue Service or Employment. Nothing herein shall be construed as giving the Participant the right to continue in the employ or to provide services to the Company or any Affiliate, whether as an employee or as a consultant or otherwise, or interfere with or restrict in any way the right of the Company or any Affiliate to discharge the Participant, whether as an employee or consultant or otherwise, at any time, with or without cause. In addition, the Company or any Affiliate may discharge the Participant free from any liability or claim under this Agreement, unless otherwise expressly provide herein.
      16. Entire Agreement. Except as specifically provided herein, (i) this Agreement together with the Plan supersede any and all other prior understandings and agreements, either oral or in writing, between the parties with respect to the subject matter hereof and constitute the sole and only agreements between the parties with respect to said subject matter; (ii) all prior negotiations and agreements between the parties with respect to the subject matter hereof are merged into this Agreement; and (iii) each party to this Agreement acknowledges that no representations, inducements, promises or agreements, orally or otherwise, have been made by any party or by anyone acting on behalf of any party, which are not embodied in this Agreement or the Plan and that any agreement, statement or promise that is not contained in this Agreement or the Plan shall not be valid or binding or of any force or effect.
      17. Modification. No change or modification of this Agreement shall be valid or binding upon the parties unless the change or modification is in writing and signed by the parties. Notwithstanding the preceding sentence, the Plan, this Agreement and the Option may be amended, altered, suspended, discontinued or terminated to the extent permitted by the Plan.
      18. Shares Subject to Agreement. The shares covered by the Option shall be subject to the terms and conditions of this Agreement. Except as otherwise provided in Section 8, no adjustment shall be made for dividends or other rights for which the record date is prior to the issuance of such shares. The Company shall at all times during the Option Term reserve and keep available such number of shares of Common Stock as will be sufficient to satisfy the requirements of this Agreement.
      19. Severability. In the event that any provision that is contained in the Plan or this Agreement is or becomes invalid, illegal or unenforceable in any jurisdiction or would disqualify the Plan or this Agreement for any reason and under any law as deemed applicable by the Committee, the invalid, illegal or unenforceable provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without materially altering the purpose and intent of the Plan or this Agreement in the discretion of the Committee, such provision shall be stricken as to such jurisdiction or Option, and the remainder of the Plan or this Agreement shall remain in full force and effect.
      20. Headings. Headings are given to the sections and subsections of this Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Agreement or any provision hereof.
      21. Participant’s Acknowledgments. The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee or the Board of Directors of the Company, as appropriate, upon any questions arising under the Plan or this Agreement. Notwithstanding any of the provisions hereof, the Participant hereby agrees that the Participant will not exercise the Option granted hereby, and that the Company will not be obligated to issue any shares to the Participant hereunder, if the exercise thereof or the issuance of such shares shall constitute a violation by the Participant or the Company of any provision of any law or regulation of any governmental authority. Any determination in this connection by the Company, including the Board of Directors of the Company or the Committee, shall be final, binding and conclusive. The obligations of the Company and the rights of the Participant are subject to all applicable laws, rules and regulations.
      22. Parties Bound. The terms, provisions, and agreements that are contained in this Agreement shall apply to, be binding upon, and inure to the benefit of the parties and their respective heirs, executors, administrators, legal representatives and permitted successors and assigns, subject to the limitation on assignment expressly set forth herein. This Agreement shall have no force or effect unless it is duly executed and delivered by the Company.
      The Company has caused this Agreement to be signed and delivered as of the date set forth above.

IMATION CORP.

/s/ Bruce A. Henderson

Name: Bruce A. Henderson

Title:	Chairman and Chief Executive Officer